Exhibit 99.5

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

Board of Directors

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikva 49131

Israel

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 25 2005, to the Board of Directors of Teva Pharmaceutical Industries Limited (“Teva”) as Annex D to, and reference thereto under the captions “Summary—The IVAX and Teva boards of directors have received fairness opinions from their financial advisors—Opinion of Teva’s Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Teva Board; Reasons for the Merger” and “The Merger—Opinion of Credit Suisse First Boston” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Teva and IVAX Corporation, which forms a part of the Registration Statement on Form F-4 of Teva. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ CREDIT SUISSE FIRST BOSTON LLC
CREDIT SUISSE FIRST BOSTON LLC

September 2, 2005